SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue

New York, NY 10017

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications  pursuant to Rule 425 under the Securities Act

☐            Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement  communications  pursuant  to Rule  14d-2(b)  under the Exchange Act

☐            Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the Exchange Act

ITEM 1.01.             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R, which is effective from the first fiscal year that begins after June 15, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Accordingly, Monster Worldwide, Inc. (the “Company”) will implement the revised standard when required. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the consolidated statement of operations in the Company’s financial statements.

On May 4, 2005, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved accelerating the vesting of most at or out-of-the-money, unvested stock options held by current employees, including executive officers. An option was considered at or out-of-the-money if the stated option exercise price was equal to or greater than the closing price, $23.91, of the Company’s common stock on the day the Compensation Committee approved the acceleration. The accelerated vesting was effective as of May 4, 2005; however, certain options issued to employees based outside the United States remain unaffected by this modification.  In addition, the Compensation Committee’s action expressly (i) separates the concepts of vesting from exercisability, and consequently despite the acceleration of vesting to May 4, 2005, the vested options nevertheless remain unexercisable until the dates on which they would otherwise have become exercisable before giving effect to the Compensation Committee’s action on May 4, 2005, (ii) provides for certain extensions of the periods of time during which the accelerated options may be exercised, and (iii) does not modify any written contractual rights that provide an optionee with more favorable vesting, exercisability or other rights.

The following table summarizes the options that were accelerated:

Executive Officers:	Aggregate Number of Shares Issuable Under Accelerated Options	Weighted Average Exercise Price Per Share

Peter Dolphin	100,421	$24.61
John Mclaughlin	196,695	$24.77
Myron Olesnyckyj	40,169	$24.61
Brian Farrey	44,171	$24.67
Chris Power	37,500	$24.53
William Pastore	150,000	$24.53
Jeffrey Taylor	150,000	$24.53
Paul Camara	150,000	$24.53
Jonathan Trumbull	15,000	$24.53

Total Executive Officers:	883,956	$24.60
Total Non-Executive Officer Employees:	1,720,577	$24.86
Total:	2,604,533	$24.77

The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in the consolidated statement of operations in the Company’s future financial statements upon the effectiveness of SFAS 123R. It is estimated that the maximum future pre-tax compensation expense that will be avoided, based on the Company’s implementation date for SFAS 123R of January 1, 2006, is approximately $24.0 million. The Company will report the avoided future compensation expense in the fiscal year 2005 financial statements as pro forma footnote disclosures, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

As publicly announced on April 26, 2005, the Company is currently evaluating strategic alternatives, including a possible sale, for its Directional Marketing business segment.  There can be no assurance that any transaction or other corporate action will result from this evaluation.  In connection therewith, on May 4, 2005, the Compensation Committee modified the terms of most at or out-of-the-money vested options held by the employees of the Company’s Directional Marketing business segment (including those out-of-the-money stock options whose vesting was accelerated by virtue of the acceleration described above) such that, in the event of a sale of such business segment meeting certain conditions (a “Specified Sale”) and subject to the employee’s continued employment with the Company through the date of any such Specified Sale, the vested options would remain exercisable until the latest of certain specified dates, including but not limited to the date which is six months after the holder’s last day of employment with an actual purchaser of the Directional Marketing business segment pursuant to a Specified Sale.  An option was considered at or out-of-the-money if the stated option exercise price was equal to or greater than the closing price, $23.91, of the Company’s common stock on May 4, 2005, the day the Compensation Committee approved the acceleration.

The actions described in the second and fourth paragraphs above affected 204,758 options held by Stuart McKelvey, the president of the Directional Marketing business segment.  Stuart McKelvey is the son of Andrew J. McKelvey, the Company’s Chairman and CEO.

None of the modifications extend the life of the options beyond the maximum ten-year term of the options. All the modifications were subject to certain additional terms and conditions.

ITEM 8.01                                         OTHER EVENTS.

The discussion under Item 1.01 of this Current Report on Form 8-K is incorporated under this Item 8.01 as if set forth herein

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

	By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President and
General Counsel
Dated: May 6, 2005